TERM LOAN AGREEMENT

                    DATED AS OF JUNE 28, 1996

                             between

                    EXECUTIVE TELECARD, S.A.

                          as Borrower,

                    EXECUTIVE TELECARD, LTD.,
                         as a Guarantor

                               and

      INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION

                            as Lender

                       TERM LOAN AGREEMENT


This TERM LOAN AGREEMENT is dated as of June 28, 1996 and entered into by and between EXECUTIVE TELECARD, S.A., a corporation incorporated under the laws of the Turks and Caicos Islands, ("Borrower"), EXECUTIVE TELECARD, LTD., a Delaware corporation ("Parent"), as a Guarantor, and INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION, a Delaware corporation ("Lender"). All capitalized terms used herein are defined in Section 1 of this Agreement.

WHEREAS, Parent and Borrower desire that Lender make a term loan to Borrower to provide working capital financing and funds for other general corporate purposes for Borrower and its Affiliates;
and

WHEREAS, Borrower desires to secure its obligations under the Loan Documents by granting to Lender a security interest in and lien upon certain of Borrower's property; and

NOW, THEREFORE, in consideration of the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:


                     SECTION 1  DEFINITIONS

    1.1 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

          "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, Borrower. As used herein, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

          "Affiliate Guaranty" means a Guaranty of the Obligations of Borrower to be executed and delivered by each Subsidiary of Parent, in the form attached hereto as Exhibit C.

          "Agreement" means this Loan Agreement as it may be amended, extended, supplemented or otherwise modified from time to time.

          "Asset Disposition" means the disposition, whether by sale, lease, sale and leaseback, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of Parent or any of its Subsidiaries other than sales in the ordinary course of business.

          "Borrower" has the meaning assigned to that term in the preamble to this Agreement.

          "Business Day" shall mean any day other than: (a) a Saturday, a Sunday or a day on which banks in Los Angeles, California or New York, New York are authorized or obligated to close their regular banking business or (b) a day on which the Lender's offices in Los Angeles, California or New York, New York are closed (including all New York Stock Exchange holidays).

          "Capital Expenditures" means all expenditures (including deposits) for, or contracts for expenditures with respect, to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which in conformity with GAAP should be classified as a capital expenditure.

          "Capital Lease" means any lease of any property
(whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

          "Cash Equivalents" means: (a) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; and (c) certificates of deposit or bankers' acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 and not subject to setoff rights in favor of such bank.

          "Change in Control" means the replacement of a majority of the Board of Directors of Parent from those directors who constitute the Board of Directors on the Closing Date, if the replacement has not been approved by a vote of at least a majority of the Board of Directors then still in office who were members on the Closing Date or whose appointment as a member of the Board of Directors was previously so approved.

          "Closing Date" means June 24, 1996, or such later date as may be mutually agreed by Borrower and Lender.

          "Collateral" means, collectively and severally, the tangible and intangible assets in which a Lien is granted to Lender by Parent or any Subsidiary under the Loan Documents.

          "Compliance Certificate" means a certificate duly executed by the chief operating officer or principal financial officer of Parent appropriately completed and in substantially the form of Exhibit A.

          "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          "Default Rate" has the meaning assigned to that term in subsection 2.2.

          "EBITDA" means, for any period, without duplication, the total of the following for Parent and its Subsidiaries on a consolidated basis, each calculated for such period: (1) net income (or net loss); plus, to the extent included in the calculation of net income, (2) the sum of (a) income and franchise taxes paid or accrued; (b) interest expense, net of interest income, paid or accrued; (c) interest paid in kind; (d) amortization and depreciation and (e) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); less, to the extent included in the calculation of net income, (3) the sum of (a) the income of any Person other than wholly-owned Subsidiaries of Parent in which Parent or a wholly owned Subsidiary of Parent has an ownership interest unless such income is received by Parent or such wholly-owned Subsidiary in a cash distribution; (b) gains or losses from sales or other dispositions of assets (other than inventory in the normal course of business); and (c) extraordinary or non-recurring gains.

          "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

          "Environmental Claims" means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

          "Environmental Laws" means any present or future federal, state or local law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, plant life or animal life, natural resources or the environment.
          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

          "ERISA Affiliate", as applied to any Loan Party, means any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

          "Event of Default" means each of the events set forth in subsection 8.1.

          "Fiscal Year" means each twelve month period ending on the last day of March in each year.

          "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time, consistently applied.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantor Security Agreements" means, collectively, the Guarantor Security Agreement to be executed and delivered by each Subsidiary of Parent, in the form attached hereto as Exhibit B, and any other security agreement or debenture executed by any Subsidiary in the form required under the laws of applicable foreign jurisdictions.

          "Hazardous Material" means all or any of the following:
(a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

          "Indebtedness" of any Person means (without duplication): (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) all Indebtedness and liabilities of others assumed or guaranteed or in respect of which such Person is contingently liable (other than by endorsement of instruments for collection); and (g) any capital stock or other equity interest that by its terms is or may be mandatorily redeemable (pursuant to a sinking fund or otherwise), or is or may be redeemable at the option of the holder, on or prior to the date which is one year after the Maturity Date.

          "Intellectual Property" means all present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, service marks, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

          "Intellectual Property Security Agreements" means, collectively, the Trademark Security Agreement and the Patent Security Agreement, each in the form attached to the Security Agreement or the Guarantor Security Agreement, as applicable, to be executed and delivered by a Loan Party.

          "Intercreditor Agreement" means an agreement between Lender and the holder of the Subordinated Debt, in form and substance satisfactory to Lender.

          "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

          "Lender" means Internationale Nederlanden (U.S.)
Capital Corporation, together with its successors and assigns.

          "Lien" means any lien, mortgage, pledge, security interest, preferential arrangement, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

          "Loan" means the term loan made under this Agreement.

          "Loan Documents" means this Agreement, the Note, the Security Agreements, the Affiliate Guaranty, the Parent Guaranty, the Guarantor Security Agreements, the Intellectual Property Security Agreements, the Pledge Agreements and all other instruments, documents and agreements executed by or on behalf of Borrower or any other Loan Party in connection with the Loan, all as amended, restated, supplemented or modified from time to time.

          "Loan Party" means, collectively, Borrower, Parent,
Parent's Subsidiaries, and any other Person (other than Lender) which is or becomes a party to any Loan Document.

          "Material Adverse Effect" means a material adverse effect (a) on the business, operations, prospects, properties, assets or condition (financial or otherwise) of any Loan Party on an individual basis or on Parent and its Subsidiaries taken as a whole or (b) on the ability of any Loan Party to perform its obligations under any Transaction Document to which it is a party or of Lender to enforce or collect any of the Obligations or (c) on the Collateral which is likely to decrease the value thereof in any material respect.

          "Material Contract" shall mean any now existing or hereafter arising contract or group of contracts of Parent or any of its Subsidiaries that, if breached by Parent or such Subsidiary, as applicable, would be likely to cause a Material
Adverse Effect.

          "Maturity Date" means the date which is one year after the Closing Date, or such later date to which the Loan repayment may be extended by mutual agreement of Borrower and Lender.

          "Net Cash Proceeds" means (a) with respect to any Asset Disposition, the gross consideration received by or for the account of Parent or any of its Subsidiaries minus the reasonable professional fees and expenses relating to such sale that are paid in cash by Parent or such Subsidiary in connection therewith on or about the date of the disposition, minus any cash amount applied to repayment of Indebtedness secured by a Lien on the asset that is the subject of such sale, and minus any taxes paid in cash (or which are payable) by Parent or such Subsidiary arising from such disposition; provided that Net Cash Proceeds shall exclude payments with respect to any casualty to the extent reinvested in assets of Parent or its Subsidiaries within 90 days; and (b) with respect to any issuance of capital stock or other equity securities, the gross consideration received by Parent minus underwriting fees or discounts and minus reasonable and customary fees and expenses payable by Parent in cash in connection therewith.

          "Note" means the promissory note evidencing the Loan hereunder, in the form attached hereto as Exhibit G.

          "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Lender under the Loan Documents, including the principal amount of all debts, claims and indebtedness (whether incurred before or after the Maturity Date), accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable.

          "Parent" has the meaning given that term in the preamble to this Agreement.

          "Parent Guaranty" means a Guaranty of the Obligations of Borrower to be executed and delivered by Parent in the form attached hereto as Exhibit C-2.

          "Permitted Encumbrances" means the following types of
Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges not yet due and payable; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any of its Subsidiaries; (e) Liens for purchase money obligations, provided that (i) the purchase of the asset subject to any such Lien is permitted under subsection 6.1, (ii) the Indebtedness secured by any such Lien is permitted under subsection 6.2, and (iii) such Lien encumbers only the asset so purchased; (f) Liens in favor of Lender; and (g) Liens set forth on Schedule 1.1.

          "Permitted Investment" means an investment by loan, advance, capital contribution or transfer of assets by Parent in Borrower, by Borrower in Parent, or by Parent or Borrower in any Subsidiary of Parent listed on Schedule 6.5 or by one such Subsidiary in another; provided that such Subsidiary has executed and delivered an Affiliate Guaranty and a Guarantor Security Agreement and that Lender has a pledge of all of the capital stock of such Subsidiary under a Pledge Agreement from its shareholder.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "Pledge Agreements" means, collectively, the Pledge
Agreements to be executed and delivered by Parent and its Subsidiaries in favor of Lender, in the form attached hereto as Exhibit D.

          "Prime Rate" shall mean on any date the fluctuating per annum rate of interest equal to the arithmetic average of the rates of interest publicly announced from time to time by The Chase Manhattan Bank (National Association), Citibank, N.A. and Morgan Guaranty Trust Company of New York (or their respective successors) as their respective prime lending rates (or, as to any such bank that does not announce such a rate, such bank's "base" or other rate determined by Lender to be the equivalent rate announced by such bank); provided, however, that if any such bank shall for any period cease to announce publicly its prime commercial lending rate (or the equivalent rate), Lender during such period shall determine the applicable rate based upon the prime commercial lending rates (or equivalent rates) announced publicly by such other banks. Lender will give notice to Borrower of changes in the Prime Rate.

          "Requirements of Law" shall mean as to any Person the Certificate of Incorporation and ByLaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, all Environmental
Laws), or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Restricted Junior Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Parent or any of its Subsidiaries now or hereafter outstanding, except a stock dividend; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Subordinated Debt or any shares of any class of stock of Parent or any of its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Parent or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by Parent or any of its Subsidiaries of any management fees or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

          "Security Agreements" means, collectively, the Security Agreement, in the form attached hereto as Exhibit E, to be executed and delivered by Borrower to Lender, and any other security agreement or debenture executed by Borrower in the form required under the laws of applicable foreign jurisdictions.

          "Subordinated Debt" means all Indebtedness owing by Parent under that promissory note dated February 28, 1996 in the original principal amount of $500,000.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

          "Transaction Documents" means, collectively, the Loan
Documents and the Warrant  Documents.

          "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

          "Warrant Agreement" means the Common Stock Warrant
Agreement by and between Parent and Lender to be executed and delivered on the Closing Date.

          "Warrant Documents" means the Warrant Agreement, the warrants to purchase Parent's common stock issued pursuant to the Warrant Agreement, and the Registration Rights Agreement between
Parent and Lender relating thereto.

    1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.

    1.3 Other Definitional Provisions. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.


             SECTION 2  TERM LOAN AND LOAN DOCUMENTS

    2.1   Term Loan.

          Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Lender agrees to lend to Borrower on the Closing Date the Loan in the amount of $6,000,000. The Loan shall be funded in one drawing. Amounts borrowed under this subsection 2.1 and repaid may not be reborrowed. The Loan shall be due and payable in full, together with all interest accrued thereon, on the Maturity Date.

    2.2 Interest. The Loan and all other Obligations shall bear interest from the date such Loans are made or such other Obligations become due to the date paid at a fluctuating rate per annum equal to the Prime Rate in effect on each day plus two and one-half percent (2.5%). Any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due (in each case whether at maturity, by mandatory prepayment, acceleration, demand or otherwise) shall bear interest, payable on demand, at a rate per annum equal to the Prime Rate in effect on each day plus four and one-half percent (4.5%) (the "Default Rate"). In no event shall interest payable hereunder exceed the maximum rate of interest permitted to be charged under applicable law.

    Interest shall be computed on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues and shall be payable quarterly in arrears on the last day of each calendar quarter, beginning September 30, 1996.

    2.3   Fees.

          (A) Borrower shall pay to Lender on the Closing Date a facility fee in Borrower's amount of $30,000, in addition to the $30,000 deposit previously paid to Lender.

          (B) If the Loan, together with all accrued and unpaid interest, is not paid in full on or before the Maturity Date, Borrower shall pay to Lender on the Maturity Date an additional fee equal to two percent (2%) of the outstanding principal balance of the Loan plus the accrued and unpaid interest. Such fee shall not cure the Event of Default arising from Borrower's failure to pay the Obligations when due.

    2.4   Payments and Prepayments.

          (A) Manner and Time of Payment. All payments made on account of the Obligations shall be made by Borrower, without setoff or counterclaim, in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by Lender by 1:00 p.m. (New York time) on the day of payment, it being expressly agreed and understood that if a payment is received after 1:00 p.m. (New York time) by Lender, such payment will be considered to have been made by Borrower on the next succeeding Business Day and interest thereon shall be payable by Borrower at the then applicable rate during such extension. All payments on account of the Obligations shall be made to Lender to such office or accounts as Lender may notify Borrower in writing from time to time. If any payment required to be made by Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

          (B)  Mandatory Prepayments.

               (1) Proceeds of Asset Dispositions. Immediately upon receipt by Parent or any of its Subsidiaries of proceeds of any Asset Disposition (in one or a series of related transactions), which proceeds exceed $100,000 (it being understood that if the proceeds exceed $100,000, the entire amount and not just the portion above $100,000 shall be subject to this subsection 2.4(B)(1)), Borrower shall prepay the Loan in an amount equal to 100% of the Net Cash Proceeds.

               (2)  Prepayments from Equity Issuances.
Immediately upon receipt by Parent of proceeds from the issuance of any of its capital stock or other equity securities other than the issuance of stock upon exercise of employee or director stock options existing on the Closing Date, Borrower shall prepay the Loan in an amount equal to 100% of the Net Cash Proceeds.

               (3)  Application of Payments.  All mandatory
prepayments shall be applied first to accrued and unpaid interest and then to principal. All prepayments required hereby shall be without premium or penalty.

          (C) Voluntary Prepayments. Borrower may, at any time upon not less than five Business Days' prior notice to Lender, prepay the Loan in whole or in part, without premium or penalty, but interest shall be paid to the date of payment on the principal amount prepaid. All such voluntary prepayment shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof.

    2.5   Transaction Documents.

          (A) Loan Documents. On the Closing Date, as collateral security for the Obligations, Borrower shall execute and deliver to Lender the Security Agreement and a Pledge Agreement, shall cause each of its Subsidiaries to execute and deliver to Lender the Affiliate Guaranty, the Guarantor Security Agreement and a Pledge Agreement and shall cause Parent to execute and deliver the Parent Guaranty, the Guarantor Security Agreement and a Pledge Agreement. If Parent forms or acquires any new Subsidiary, Parent shall cause such Subsidiary to execute and deliver a counterpart of the Affiliate Guaranty and the Guarantor Security Agreement, and shall pledge, or cause the applicable Subsidiary to pledge, the stock of such new Subsidiary.

          (B) Warrant Documents. On the Closing Date, Parent shall execute and deliver to Lender the Warrant Documents.

    2.6 Further Documents. Borrower agrees to execute and deliver and to cause to be executed and delivered to Lender from time to time such confirmatory or supplementary security agreements, financing statements and other documents, instruments, agreements, notices and consents as Lender may reasonably request, which are in Lender's judgment necessary or desirable to obtain for Lender the benefit of the Loan Documents, the Warrant Documents and the Collateral.

    2.7 Requirements of Law; Increased Costs. In the event that after the Closing Date any applicable law, order, regulation, treaty or directive issued by any central bank or other Governmental Authority or any governmental or judicial interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) issued by any central bank or other Governmental Authority:

          (1) Does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement or the Loan made hereunder, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of Lender and income or franchise taxes);

          (2) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender; or

          (3) Does or shall impose on Lender any other condition; and the direct result of any of the foregoing is to increase the cost to Lender in a material amount of making, renewing or maintaining the Loan or to reduce any amount receivable in respect thereof or the rate of return on the capital of Lender or any corporation controlling Lender, then, in any such case, Borrower shall pay to Lender, within ten days of written demand, any additional amounts receivable or rate of return as determined by Lender with respect to this Agreement or the Loan. If Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.7, it shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by Lender to Borrower shall be presumptively correct in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of the Loan and all other amounts payable hereunder.

    2.8  Payment of Taxes.

          (1) Borrower agrees to pay any taxes, levies, deductions, charges or withholdings (other than taxes imposed on or measured by the net income of Lender by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof and taxes imposed on its net income by the jurisdiction of Lender's applicable lending office or any political subdivision thereof) (collectively, "Taxes") which arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

          (2) Borrower hereby indemnifies Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto (plus interest on any amounts so paid at a rate equal to the Default
Rate). Payment under this indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor.

          (3) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.8 shall survive the payment in full of the Obligations.

    2.9  Judgment Currency.

          (1) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any other Loan Document in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures Lender could purchase the Original Currency with the Other Currency on the business day preceding that on which final judgment is given.

          (2) The obligation of Borrower in respect of any sum due from it hereunder in the Original Currency shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that, on the business day following receipt of any sum adjudged to be so due in such Other Currency, Lender may in accordance with normal banking procedures purchase such Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lender and its assignees against such loss.


               SECTION 3  CONDITIONS TO TERM LOAN

3. Conditions to Loans. The obligation of Lender to make the Loan on the Closing Date is subject to satisfaction of all of the conditions set forth below.

    3.1 Closing Deliveries. Lender shall have received, in form and substance satisfactory to Lender, all documents, instruments and information identified on Schedule 3.1, duly executed by the applicable Loan Party, and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Lender may at any time reasonably request.

    3.2 Security Interests. Lender shall have received satisfactory evidence that all security interests and liens granted to Lender pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.

    3.3 Representations and Warranties. The representations and warranties contained herein and in the Transaction Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date.

    3.4 Fees. Borrower shall have paid the facility fees payable on the Closing Date, as well as all costs and expenses
(including attorneys' fees) of Lender.

    3.5 No Default. No event shall have occurred and be continuing or would result from the funding of the Loan that would constitute an Event of Default or a Default.

    3.6 Performance of Agreements. Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Transaction Document provides shall be performed by it on or before the Closing Date.

    3.7 No Prohibition. No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain Lender from making the Loan or Borrower from issuing the Note or Parent from issuing the warrants under the Warrant Documents.

    3.8 No Litigation. There shall not be pending or, to the knowledge of Parent, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any property of any Loan Party, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration, that, in the opinion of Lender, would reasonably be expected to have a Material Adverse Effect.

    3.9 No Material Adverse Change. No event or circumstance shall have occurred since December 31, 1995 that, in the opinion of Lender, constitutes or would reasonably be expected to constitute a Material Adverse Effect.

    3.10 Financial Statements. Lender shall have received (a) the consolidated financial statements for Parent and its Subsidiaries for the 1996 Fiscal Year, accompanied by the unqualified report of BDO Seidman and (b) the consolidating financial statements of Parent and its Subsidiaries for the 1996 Fiscal Year, in form and substance satisfactory to Lender.

    3.11 Note Repayment. Parent shall have paid in full its obligations under World Wide Export Ltd., or such repayment shall be made with the proceeds of the Note.

    3.12  EBITDA.  Parent's EBITDA for the Fiscal Year ending
March 31, 1996 shall have been at least $4,000,000.

    3.13 Consents. Lender shall have received evidence satisfactory to it that all consents or approvals from Governmental Authorities or other Persons necessary for the issuance of the Note and the Warrants or in connection with the Transaction Documents have been obtained and are in full force and effect.


            SECTION 4  REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, and to make the Loan, each of Parent and Borrower represents and warrants to Lender that the following statements are true, correct and complete:

    4.1   Organization, Powers, Capitalization.

          (A) Organization and Powers. Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and qualified to do business in all jurisdictions where such qualification is required except where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. Each of the Loan Parties has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Transaction Document to which it is a party.

          (B) Capitalization. The authorized capital stock of each of the Loan Parties is as set forth on Schedule 4.1. All issued and outstanding shares of capital stock of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, and the capital stock of each of the Subsidiaries of Parent is free and clear of all Liens other than those in favor of Lender. All shares of the issued and outstanding capital stock of the Loan Parties were issued in compliance with all applicable laws concerning the issuance of securities.
Schedule 4.1 shows all of Parent's Subsidiaries and the ownership of all of the capital stock of such Subsidiaries. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any shares of capital stock or other securities of any such entity.

    4.2 Authorization No Conflict. Borrower has the corporate power and authority to incur the Obligations, to grant security interests in the Collateral and to enter into and perform its obligations under each Transaction Document to which it is a party. Parent and each of its Subsidiaries has the corporate power and authority to grant security interests in the Collateral and to enter into and perform its obligations under each Transaction Document to which it is a party. On the Closing Date, the execution, delivery and performance of the Transaction Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by each Loan Party of each Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents by each Loan Party do not contravene and will not be in contravention of any Requirement of Law or any agreement or order by which any Loan Party or any Loan Party's property is bound. This Agreement is, and the other Loan Documents, when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms.

    4.3 Financial Condition. All financial statements concerning Parent and its Subsidiaries which have been furnished by Parent and its Subsidiaries to Lender pursuant to this Agreement have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. There has been no event or circumstance which has occurred since December 31, 1995 which constitutes a Material Adverse Effect.

    4.4 Indebtedness. As of the Closing Date, neither Parent nor any of its Subsidiaries has any Indebtedness except as reflected on the audited financial statements for the Fiscal Year ended March 31, 1996 or as incurred in the ordinary course of business following the date of such financial statements.

    4.5 Names. Schedule 4.5 sets forth all names, trade names, fictitious names and business names under which Parent or any of its Subsidiaries currently conducts business or has at any time during the past five years conducted business in the United States, Turks and Caicos or Anguilla.

    4.6 Locations; FEIN. Schedule 4.6 sets forth as to Parent and each of its Subsidiaries the location of its principal place of business, the location of its books and records, and all locations of Collateral, and such locations are the sole locations for the business and the Collateral. Parent's federal employer identification number is set forth on the signature page hereof.

    4.7 Title to Properties; Liens. Parent and each of its Subsidiaries has good, sufficient and legal title, subject to Permitted Encumbrances, to all its respective material properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the best knowledge of Parent and Borrower after due inquiry, there are no actual, threatened or alleged defaults with respect to any leases of real property under which any Loan Party is lessee or lessor which would have a Material Adverse Effect.

    4.8 Litigation; Adverse Facts. There are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor, except as set forth on Schedule 4.8, is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of Parent and Borrower after due inquiry, threatened against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to result in any Material Adverse Effect.

    4.9 Payment of Taxes. All material tax returns and reports of required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable have been paid when due and payable. None of the income tax returns of any Loan Party are under audit. No tax liens have been filed and no claims (except as otherwise permitted by subsection 5.5) are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of each Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

    4.10 Performance of Agreements. None of the Loan Parties and none of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract.

    4.11 Employee Benefit Plans. Parent, each of its Subsidiaries and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by Parent, any of its Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.

    4.12 Intellectual Property. Each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all such Intellectual
Property is identified on Schedule 4.12.

    4.13 Environmental Compliance. Each Loan Party has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials asserted or threatened against any Loan Party or relating to any real property currently or formerly owned, leased or operated by any Loan Party.

    4.14 Solvency. Each Loan Party: (a) owns and will own assets the fair salable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay probable liabilities as they mature; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

    4.15 Disclosure. No representation or warranty of Borrower, Parent, any of Parent's Subsidiaries or any other Loan Party contained in this Agreement, the financial statements, the other Transaction Documents, or any other document, certificate or written statement furnished to Lender by or on behalf of any such Person for use in connection with the Transaction Documents contains any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such Projections may differ from the projected results. There is no material fact known to Parent or Borrower that has had or is reasonably expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

    4.16 Insurance. Parent and each of its Subsidiaries maintains adequate insurance policies for public liability, property damage for its business and properties and product liability, no notice of cancellation has been received with respect to such policies and Parent and each of its Subsidiaries is in compliance with all conditions contained in such policies.

    4.17  Compliance with Laws.   No Loan Party is in violation
of any Requirement of Law which violation would subject any Loan Party, or any of their respective officers, to criminal liability or have a Material Adverse Effect and no such violation has been alleged.

    4.18 Bank Accounts. Schedule 4.18 sets forth the account numbers and locations of all bank accounts of Parent and its Subsidiaries.

    4.19 Employee Matters. Except as set forth on Schedule 4.19, (a) no Loan Party nor any of such Loan Party's employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

    4.20 Governmental Regulation. None of the Loan Parties is, or after giving effect to any loan will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness or to grant Liens on the Collateral.


                SECTION 5  AFFIRMATIVE COVENANTS

Each of Parent and Borrower covenants and agrees that until payment in full of all Obligations unless Lender shall otherwise give its prior written consent, each of Parent and Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

    5.1 Financial Statements and Other Reports. Parent will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Lender the financial statements and other reports described below:

          (A) Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of a Fiscal Year, Borrower will deliver
(i) Parent's quarterly report on Form 10-Q as filed with the Securities and Exchange Commission and (ii) a report in form and detail satisfactory to Lender with respect to the aging of the accounts receivable of Parent and its Subsidiaries.

          (B) Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrower will deliver (1) the consolidated balance sheet of Parent and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year; accompanied by a report with respect to the financial statements from a firm of independent certified public accountants selected by Parent, and acceptable to Lender, which report shall be unqualified as to going concern and scope of audit of Parent and its Subsidiaries and shall state that (a) such financial statements present fairly the financial position of Parent and its Subsidiaries as at the dates indicated and the results of operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards ; and (2) Parent's annual report on Form 10-K as filed with the Securities and Exchange Commission.

          (C) Accountants' Certification and Reports. Together with each delivery of financial statements of Parent and its Subsidiaries pursuant to subsection 5.1(B) beginning with the 1997 Fiscal Year, Borrower will deliver (1) a written statement by Parent's independent certified public accountants (a) stating that the examination has included a review of the terms of this Agreement as same relate to accounting matters and (b) stating whether, in connection with the examination, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof. Promptly upon receipt thereof, Parent or Borrower will deliver copies of all significant reports submitted to Parent by independent public accountants in connection with each annual, interim or special audit of the financial statements of Parent made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

          (D) Compliance Certificate. Together with the delivery of each set of financial statements pursuant to subsection 5.1(A) or (B), Borrower will deliver to Lender a Compliance Certificate.

          (E) Government Notices. Borrower will deliver to Lender promptly after receipt by any Loan Party copies of all material notices, requests, subpoenas, inquiries or other writings received from any Governmental Authority concerning any Employee Benefit Plan, the violation or alleged violation of any Requirement of Law, the storage, use or disposal of any Hazardous Material, or any Loan Party's payment or non-payment of any taxes (including any tax audit).

          (F) Events of Default, etc. Promptly upon any officer of Parent or Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver a certificate of Parent's or Borrower's chief operating officer or principal financial officer specifying the nature and period of existence of such condition or event and what action any Loan Party has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of default that any Person has given to any Loan Party or any other action taken with respect to a claimed default; or (3) any Material Adverse Effect.

          (G) Trade Names. Parent and each of its Subsidiaries will give Lender at least thirty (30) days advance written notice of any change of name or of any new trade name or fictitious business name in the United States, Turks and Caicos or Anguilla. The use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

          (H) Locations. Borrower will give Lender at least thirty (30) days advance written notice of any change in the principal place of business of Parent or any of its Subsidiaries or any change in the locations of their books and records or the Collateral.

          (I) Bank Accounts. Borrower will give Lender prompt notice of any new bank accounts Parent or any of its Subsidiaries intends to establish prior to their opening same.

          (J) Litigation. Promptly upon any officer of Parent or any of its Subsidiaries obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Lender and provide such other information as may be reasonably available to them to enable Lender and its counsel to evaluate such matter.

          (K) Indebtedness Default Notices. Borrower shall promptly deliver copies of all notices given or received by Parent or any of its Subsidiaries with respect to noncompliance with any term or condition related to any Indebtedness in a principal amount of $50,000 or more, and shall promptly notify Lender of any potential or actual event of default with respect to any such Indebtedness.

          (L) Change of Directors. Borrower shall promptly deliver a notice to Lender of any change in its directors or in the directors of Service 800, S.A., or World Direct Limited, accompanied by executed and undated resolutions of all directors approving the transfer of shares upon exercise of remedies under the applicable Pledge Agreement.

          (M)  Other Information.  With reasonable promptness,
Borrower will deliver such other information and data with respect to any Loan Party or the Collateral as Lender may reasonably request from time to time.

    5.2 Access to Accountants. Each of Parent and Borrower authorizes Lender to discuss the financial condition and financial statements of Parent and its Subsidiaries with Parent's independent public accountants upon reasonable notice to Borrower of its intention to do so, and authorizes such accountants to respond to all of Lender's inquiries.

    5.3 Inspection. Each of Parent and Borrower shall permit Lender and any authorized representatives designated by Lender to visit and inspect any of the properties of the Loan Parties, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested.

    5.4 Corporate Existence. Each of Parent and Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect and all rights and franchises material to its business. Borrower will promptly notify Lender of any change in its or any Loan Party's ownership or corporate structure.

    5.5 Payment of Taxes. Each of Parent and Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon provided that no such tax need be paid if a Loan Party is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if such Loan Party has established appropriate reserves as shall be required in conformity with GAAP.

    5.6 Maintenance of Properties; Insurance. Each of Parent and Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of the Loan Parties and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Parent will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Lender. Borrower shall cause Lender to be named as loss payee on all insurance policies relating to any Collateral and as additional insured under all liability policies, in each case pursuant to appropriate endorsements in form and substance satisfactory to Lender.

    5.7 Compliance with Laws. Each of Parent and Borrower will, and will cause each of its Subsidiaries to, comply with Requirements of Laws.

    5.8 Collateral Locations. Each of Parent and Borrower will, and will cause each of its Subsidiaries to, keep the Collateral at the locations specified on Schedule 4.7. With respect to any new location, each of Parent and Borrower will, and will cause each of its Subsidiaries to, execute such documents and take such actions as Lender deems necessary to perfect and protect the security interests of Lender in the Collateral prior to the transfer or removal of any Collateral to such new location.

    5.9 Use of Proceeds and Margin Security. Borrower shall use the proceeds of the Loan for proper business purposes consistent with all Requirements of Laws. No portion of the proceeds of the Loan shall be used by Borrower or any of its Affiliates for the purpose of purchasing or carrying margin stock within the meaning of Regulation G or Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act.

    5.11 Minimum EBITDA. Parent shall maintain a trailing four quarter EBITDA of at least $4,000,000 at the end of each fiscal quarter.

    5.12 Equity Offering. Parent shall use its best efforts to complete a private placement of its common stock, with proceeds to Parent of at least $10,000,000. In furtherance thereof, Parent will maintain an active engagement of [Oppenheimer] or another investment banking firm reasonably acceptable to Lender. Parent will keep Lender apprised of its progress in such equity offering.

    5.13 Registration of Charges. Within fifteen (15) days after the Closing Date, Borrower will deliver to Lender evidence of the registration of charges under the Security Agreements in the Turks and Caicos Islands and Anguilla.


                  SECTION 6  NEGATIVE COVENANTS

Each of Parent and Borrower covenants and agrees that until payment in full of all Obligations, unless it has received the prior written consent of Lender, neither Parent nor Borrower shall and will not permit any of its Subsidiaries to:

    6.1 Capital Expenditure Limits. Make any Capital Expenditures (excluding trade-ins and excluding Capital Expenditures in respect of replacement assets to the extent funded with casualty insurance proceeds) in excess of $5,500,000 during the term of this Agreement. In the event that any Loan Party enters into a Capital Lease or other contract with respect to fixed assets, for purposes of calculating Capital Expenditures the amount of the Capital Lease or contract initially capitalized on such Loan Party's balance sheet prepared in accordance with GAAP shall be considered expended in full on the date that it enters into such Capital Lease or contract.

    6.2 Indebtedness and Liabilities. Directly or indirectly create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations;
(b) intercompany Indebtedness which constitutes a Permitted Investment; provided that such Indebtedness is subordinated in right of payment to the Obligations; (c) Indebtedness secured by purchase money Liens or Indebtedness (not included in 6.2(d)) under Capital Leases not to exceed $1,000,000 outstanding at any time in the aggregate; provided that, after giving effect to the incurrence of such Indebtedness no Default or Event of Default shall exist and the terms of such Indebtedness have been approved by Lender; and (d) Indebtedness existing on the Closing Date and identified on Schedule 6.2.

    6.3 Guaranties. Except for (a) endorsements of instruments or items of payment for collection in the ordinary course of business and (b) guaranties of the Obligations, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

    6.4   Transfers, Liens and Related Matters.

          (A) Transfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any assets, except that Parent and its Subsidiaries may (i) sell inventory in the ordinary course of business; and
(ii) make Asset Dispositions if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $250,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $500,000; (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; (4) the net proceeds of such Asset Disposition are applied as required by subsection 2.4(B);
(5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of the Obligations with the proceeds thereof, the Loan Parties are in compliance on a pro forma basis with the covenants set forth in this Agreement recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (6) no Default or Event of Default shall then exist or result from such sale or other disposition.

          (B) Liens. Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or the assets of such Person or any proceeds, income or profits therefrom.

          (C) No Negative Pledges. Enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

          (D) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Parent or any Subsidiary of Parent; (2) subject to subordination provisions, pay any Indebtedness owed to any Loan Party; (3) make loans or advances to Parent or any Subsidiary; or
(4) transfer any of its property or assets to Borrower or any other Subsidiary.

    6.5 Investments and Loans. Make or permit to exist investments in or loans to any other Person, except: (a) Cash Equivalents; (b) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $100,000 at any time; (c) Permitted Investments and (d) Capital Expenditures permitted above.

    6.6 Restricted Junior Payments. Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that: (a) Subsidiaries of Borrower may make Restricted Junior Payments to Borrower; and (b) Parent may make payments on the Subordinated Debt in accordance with the terms of the Intercreditor Agreement.

    6.7 Restriction on Fundamental Changes. (a) Enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person. Notwithstanding the foregoing, a wholly-owned Subsidiary of Parent may merge with and into Parent or into another wholly-owned Subsidiary, provided in each case that the surviving corporation shall execute and deliver such documents as Lender may request to confirm the Affiliate Guaranty or the Parent Guaranty as applicable, and the Lien under any Loan Document and in any merger involving Borrower, Borrower shall be the surviving corporation.

    6.8 Changes Relating to Subordinated Debt. Change or amend the terms of the Subordinated Debt if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Indebtedness; (c) change any event of default or add any covenant with respect to such Indebtedness; (d) change the payment provisions of such Indebtedness; (e) change the subordination provisions thereof; or
(f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Parent, any of its Subsidiaries, or Lender.

    6.9 Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for transactions in the ordinary course of and pursuant to the reasonable requirements of such Loan Party's business and upon fair and reasonable terms which are no less favorable to such Loan Party than it would obtain in a comparable arm's length transaction with an unaffiliated Person.

    6.10 Conduct of Business. Engage in any business other than businesses of the type engaged in by Parent or such Subsidiary on the Closing Date and those related thereto.

    6.11 Compliance with ERISA. Establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material. Neither Parent nor any Subsidiary shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

    6.12  Subsidiaries.  Establish, create or acquire any new
Subsidiaries.

    6.13  Fiscal Year.  Change its Fiscal Year.


             SECTION 7  DEFAULT, RIGHTS AND REMEDIES

    7.1 Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

          (A) Payment. Failure to make payment of any of the Obligations when due and in the case of interest, such failure shall not be cured within three (3) Business Days of the applicable due date; or

          (B) Default in Other Agreements. (1) Failure of Parent or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness or (2) breach or default of Parent or any of its Subsidiaries with respect to any Indebtedness (other than the Obligations), if such failure to pay, breach or default entitles the holder to cause such Indebtedness having an individual principal amount in excess of $50,000 or having an aggregate principal amount in excess of $100,000 to become or be declared due prior to its stated maturity; or

          (C) Breach of Certain Provisions. Failure of Parent or Borrower to perform or comply with any term or condition contained in Section 6 or with any provision of any Warrant Document; or failure of Parent or Borrower to perform or comply with any term or condition contained in subsections 5.1, 5.5 or
5.6 and such failure shall not be cured within ten (10) days; or

          (D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Transaction Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Transaction Document is false in any material respect on the date made; or

          (E) Other Defaults Under Loan Documents. Parent or Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement (other than occurrences described in other provisions of this subsection
7.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) or the other Loan Documents and such default is not remedied or waived within thirty (30) days; or

          (F)  Change in Control.  A Change of Control occurs; or

          (G) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to any Loan Party in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Loan Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of their respective property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of a Loan Party, for all or a substantial part of its property; or

          (H) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) An order for relief is entered with respect to any Loan Party or any Loan Party commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party makes any assignment for the benefit of creditors; or (3) the board of directors of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 7.1(H); or

          (I) Judgment and Attachments. Except for the arbitration award described on Schedule 4.8, any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $50,000 or (2) an amount in the aggregate at any time in excess of $100,000 (in either case not adequately covered by insurance) is entered or filed against any Loan Party or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

          (J) Dissolution. Any order, judgment or decree is entered against any Loan Party decreeing the dissolution or liquidation of such Loan Party and such order remains undischarged or unstayed for a period in excess of twenty (20) days; or

          (K) Solvency. Any Loan Party ceases to be solvent (as represented by Parent and Borrower in subsection 4.14) or admits in writing its present or prospective inability to pay its debts as they become due; or

          (L) Injunction. Any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days; or

          (M) Invalidity of Transaction Documents. Any of the Transaction Documents for any reason, other than a partial or full release or satisfaction in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Transaction Documents to which it is party, or gives notice to such effect; or

          (N) Failure of Security. Lender does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject only to Permitted Encumbrances), in each case, for any reason other than the failure of Lender to take any action within its control.

    7.2 Acceleration. Upon the occurrence of any Event of Default described in the foregoing subsections 7.1(G) or 7.1(H), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any other Event of Default, Lender may, by written notice to Borrower, declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable.

    7.3 Remedies. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any rights or remedies available to Lender at law or in equity, Lender may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or in any Transaction Document or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also
(a) notify any or all obligors on the accounts of any Loan Party to make all payments directly to Lender; (b) require any Loan Party to, and each of Parent and Borrower hereby agrees that it will and will cause each of its Subsidiaries to, at its expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties; (c) without notice or demand or legal process, enter upon any premises of any Loan Party and take possession of the Collateral; and (d) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender's offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable. each of Parent and Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Lender. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Borrower shall remain liable for any deficiency. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Borrower hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted. Lender shall not be required to proceed against any Collateral but may proceed against any Loan Party directly.

    7.4 Appointment of Attorney-in-Fact. Borrower hereby constitutes and appoints Lender as Borrower's attorney-in-fact with full authority in the place and stead of Borrower and in the name of Borrower, Lender or otherwise, from time to time in Lender's discretion while an Event of Default is continuing to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon;
(c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with accounts and other documents relating to the Collateral. The appointment of Lender as Borrower's attorney and Lender's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

    7.5 Limitation on Duty of Lender with Respect to Collateral. Beyond the safe custody thereof, Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Lender accords its own property. Lender shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Lender in good faith.

    7.6 Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Lender may deem advisable notwithstanding any previous entry by Lender upon any books and records and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees due and owing to Lender; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amounts of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrower owing to Lender.

    7.7 License of Intellectual Property. Borrower hereby assigns, transfers and conveys to Lender, effective upon the occurrence of any Event of Default hereunder, the non-exclusive right and license to use all Intellectual Property owned or (to the extent that such license would not breach any agreement of Borrower) used by Borrower together with any goodwill associated therewith, all to the extent necessary to enable Lender to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Lender and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Borrower by Lender.

    7.8 Waivers, Non-Exclusive Remedies. No failure on the part of Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right under this Agreement or any other Transaction Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Transaction Documents are cumulative and are not exclusive of any other remedies provided by law.


                    SECTION 8  MISCELLANEOUS

    8.1 Assignments and Participations. Lender may assign its rights and delegate its obligations under this Agreement and further may assign, or sell participations in, all or any part of the Loan. In the case of an assignment authorized under this subsection 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder, any Lender shall be relieved of its obligations hereunder with respect thereto. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". Lender may furnish any information concerning Parent and its Subsidiaries in its possession from time to time to assignees and participants (including prospective assignees and participants). If at any time there shall be more than one Lender, Lenders shall designate one party to act as "agent", and all actions shall be approved by Lenders holding more than 51% of the Loan.

    8.2 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Lender, each assignee of Lender's interest, and each participant is hereby authorized by Parent and Borrower at any time or from time to time, without notice to Parent or Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Parent or any of its Subsidiaries (regardless of whether such balances are then due to Parent or its Subsidiaries) and any other property at any time held or owing by that Lender or assignee to or for the credit or for the account of Parent or any of its Subsidiaries against and on account of any of the Obligations then outstanding; provided, that no participant shall exercise such right without the prior written consent of Lender.

    Each of Parent and Borrower hereby agrees, to the fullest extent permitted by law, that any Lender, assignee or participant may exercise its right of setoff with respect to amounts in excess of its pro rata share of the Obligations (or, in the case of a participant, in excess of its pro rata participation interest in the Obligations) and that such Lender, assignee or participant, as the case may be, shall be deemed to have purchased for cash in the amount of such excess, participations in each other Lender's or holder's share of the Obligations.

    8.3 Expenses and Attorneys' Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement or the other Transaction Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses (including attorneys' fees, allocated costs of internal counsel and fees of consultants, accountants and other professionals retained by Lender) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the arrangements evidenced by the Transaction Documents; (b) fees, costs and expenses (including attorneys' fees, allocated costs of internal counsel and fees of consultants, accountants and other professionals retained by Lender) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of the Transaction Documents, the Loan, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, costs and expenses incurred in creating, perfecting and maintaining perfection of Liens in favor of Lender; (d) fees, costs, expenses (including attorneys' fees and allocated costs of internal counsel) and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Transaction Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings or otherwise.

    8.4 Indemnity. In addition to the payment of expenses pursuant to subsection 8.3, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender, and the officers, directors, employees, agents, consultants, auditors, Persons engaged by Lender to evaluate or monitor the Collateral, affiliates and attorneys of Lender and such holders (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated by this Agreement, Lender's agreement to make the Loan hereunder, the use or intended use of the proceeds of any of the Loan or the exercise of any right or remedy hereunder or under the other Transaction Documents (the "Indemnified Liabilities"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.

    8.5 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the other Transaction Documents, or consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless the same shall be in writing and signed by Lender and the applicable Loan Party. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

    8.6 Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 2:00 p.m. (Pacific time) or, if not, on the next succeeding Business Day;
(c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.


    If to Parent or Borrower:   EXECUTIVE TELECARD, LTD.
                                4260 Evans Avenue
                                Denver, Colorado 80222
                                Attn:  Allen Mandel
                                Telecopy No: (303) 692-0965


    With a copy to:             EXECUTIVE TELECARD, LTD.
                                8 Avenue C
                                Nanuet, New York 10954
                                Attn:  John Gitlin, Secretary
                                Telecopy No.: (914) 627-3631

    If to Lender:               INTERNATIONALE NEDERLANDEN
                                (U.S.) CAPITAL CORPORATION
                                333 S. Grand Avenue, Suite 3000
                                Los Angeles, California 90071
                                Attn:  William James
                                Telecopy No.: (213) 687-7324


or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 8.6.

    8.7 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 8.3 and 8.4 shall survive the payment of the Loan and the termination of this Agreement.

    8.8 Indulgence Not Waiver. No failure or delay on the part of Lender in the exercise of any power, right or privilege shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

    8.9 Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Lender or Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

    8.10 Entire Agreement. This Agreement, the Note, and the other Transaction Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

    8.11 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

    8.12 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Transaction Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Transaction Documents or of such provision or obligation in any other jurisdiction.

    8.13 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

    8.14 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
    8.15 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the prior written consent of Lender.

    8.16 CONSENT TO JURISDICTION. EACH OF PARENT AND BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN OR THE FEDERAL COURTS FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH OF PARENT AND BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE OBLIGATIONS.

    8.17 WAIVER OF JURY TRIAL. EACH OF PARENT AND BORROWER AND LENDER HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS. EACH OF PARENT AND BORROWER AND LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. PARENT, BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

    8.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.


    8.19  Confidentiality.   Lender shall hold all nonpublic
information identified as such by Parent or Borrower in accordance with Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound business practices and in any event may make disclosure to such of its respective Affiliates, officers, directors, employees, agents and representatives as need to know such information in connection with the Transaction Documents. Lender may also make disclosure reasonably required by a bona fide offeree or assignee (or participation), or as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors, and shall require any such offeree or assignee (or participant) to agree (and require any of its offerees, assignees or participants to agree) to comply with this
Section 8.19.

    Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.


"Borrower"                      EXECUTIVE TELECARD, S.A.
THE COMMON SEAL OF
EXECUTIVE TELECARD, S.A.
was hereunto to affixed in      By:  /s/ Allen Mandel
the presence of:                Name: Allen Mandel
                                Director


By:/s/John Gitlin
Name:  John Gitlin
          Director

"Parent"                        EXECUTIVE TELECARD, LTD.



                                By:  /s/Allen Mandel
                                Name: Allen Mandel
                                Title: Executive Vice President
                                FEIN: 13-3486421

"Lender"                        INTERNATIONALE NEDERLANDEN (U.S.)
                                CAPITAL CORPORATION



                                By:  /s/Loring Guessous
                                Name: Loring Guessous
                                Title: Senior Vice President